Exhibit 5.1

April 21, 2021

Takung Art Co., Ltd

Room 709 Tower 2

Admiralty Centre, 18 Harcourt Road

Admiralty, Hong Kong

Re:	Registration Statement on Form S-8 of an additional 500,000 shares of Common Stock of Takung Art Co., Ltd

Ladies and Gentlemen:

This opinion letter is furnished in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) of Takung Art Co., Ltd, a Delaware corporation (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of an additional 500,000 shares (the “Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company issuable pursuant to the Company’s 2015 Incentive Stock Plan, as amended (the “Plan”), which increase in shares was approved by the shareholders on October 15, 2017. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Certificate of Incorporation, the By-Laws of the Company (each as currently in effect), the Registration Statement and the Plan, as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In making the foregoing examination, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are specifically limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized, and, assuming that (i) the Company reserves for issuance under the Plan an adequate number of authorized and unissued shares of Common Stock (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plan is actually received by the Company as provided in the Plan, when issued and delivered in accordance with the Company’s Charter, and in accordance with the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

Very truly yours,

/s/ Pryor Cashman LLP

Pryor Cashman LLP

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